Exhibit 99

          ConocoPhillips Fourth-Quarter 2006 Interim Update


    HOUSTON--(BUSINESS WIRE)--Jan. 4, 2007--This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips during the fourth quarter of 2006. The market indicators and company estimates may differ considerably from the company's actual results scheduled to be reported on January 24, 2007.

    Highlights - Fourth-Quarter 2006 vs. Third-Quarter 2006

-- Exploration and Production
    -- Lower crude oil prices.
    -- U.S. natural gas prices similar to third quarter.
    -- Worldwide production similar to third quarter.
    -- Impact of asset impairment and higher exploration expenses.

-- Refining and Marketing
    -- Significantly lower worldwide refining and marketing margins. -- Worldwide refining capacity utilization rate in the mid-90-percent range.
    -- Higher turnaround costs.
    -- Impact of held-for-sale impairment on domestic marketing assets.

-- LUKOIL Investment
    -- Ownership of 20 percent at year end.

-- Midstream and Chemicals
    -- Midstream and Chemicals results expected to be lower than the previous quarter.

-- Corporate and Other
    -- Debt balance of approximately $27.1 billion.
    -- Capital program spending expected to be approximately $16.5 billion for 2006.

    Exploration and Production (E&P)

    The table below provides market price indicators for crude oil and natural gas. The company's actual crude oil and natural gas price realizations may vary from these market indicators due to quality and location differentials, as well as the effect of pricing lags.


Market Indicators
                         4Q 2006     3Q 2006   4Q 2006 vs.   4Q 2005
                                                 3Q 2006
----------------------------------------------------------------------
Dated Brent ($/bbl)        $59.68      $69.49      $(9.81)     $56.90
----------------------------------------------------------------------
WTI ($/bbl)                 59.94       70.38      (10.44)      59.99
----------------------------------------------------------------------
ANS USWC ($/bbl)            55.51       68.95      (13.44)      57.87
----------------------------------------------------------------------
Henry Hub first of
 month ($/mmbtu)             6.56        6.58       (0.02)      13.00
----------------------------------------------------------------------

                                                        Source: Platts

    Fourth-quarter production on a barrel-of-oil equivalent (BOE) per day basis, including Syncrude and excluding LUKOIL, is anticipated to be similar to the previous quarter. Increased production from Alaska and the United Kingdom is expected to be offset by lower production from the Timor Sea, U.S. Lower 48 and Libya. In Alaska, increased production from the resumption of operations at Prudhoe Bay was partially offset by weather-related transportation delays. Production from the Timor Sea was negatively affected by production sharing contract impacts.

    In recent years, ConocoPhillips has been investing in gas exploration and development opportunities in the Canadian Rockies Foothills area. As a result of a combination of declining well performance and drilling results, the company expects to record a fourth-quarter impairment of approximately $90 million after-tax.

    Exploration expenses are expected to be approximately $350 million before-tax for the quarter.

    Refining and Marketing (R&M)

    The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips' U.S. refineries. Realized refining margins may differ due to the company's specific locations, configurations, crude oil slates or operating conditions. The company's refining configuration generally yields somewhat higher distillate volumes and lower gasoline volumes than those implied by the market indicators shown below. In addition, marketing margins may differ significantly from the U.S. wholesale gasoline marketing indicator due to the product mix, distribution channel and location of the company's refined product sales.


Market Indicators ($/bbl)

                         4Q 2006     3Q 2006   4Q 2006 vs.   4Q 2005
                                                 3Q 2006
----------------------------------------------------------------------
Refining Margins
----------------------------------------------------------------------
   East Coast WTI 3:2:1     $7.86      $10.54      $(2.68)      $9.32
----------------------------------------------------------------------
   Gulf Coast WTI 3:2:1      6.77       11.00       (4.23)      10.27
----------------------------------------------------------------------
   Mid-Continent WTI
    3:2:1                   10.11       17.75       (7.64)      11.93
----------------------------------------------------------------------
   West Coast ANS 3:2:1     20.36       21.70       (1.34)      16.29
----------------------------------------------------------------------
   Weighted U.S. 3:2:1      10.49       14.86       (4.37)      11.69
----------------------------------------------------------------------
   NW Europe Dated
    Brent 3:1:2             11.46       14.18       (2.72)      13.68
----------------------------------------------------------------------
WTI/Maya Differential
 (trading month)            13.04       14.87       (1.83)      16.75
----------------------------------------------------------------------
U.S. Wholesale Gasoline
 Marketing                   1.81        5.75       (3.94)       2.63
----------------------------------------------------------------------

                              Source: Platts, Lundberg Survey and OPIS


    Worldwide refining and marketing margins for the fourth quarter are expected to be significantly lower than the third quarter, as indicated in the table above. The company's average crude oil refining capacity utilization rate for the fourth quarter is expected to be in the mid-90-percent range. Fourth-quarter turnaround costs are expected to be approximately $95 million before-tax.

    As previously announced, R&M expects to record an impairment of approximately $200 million after-tax in the fourth quarter related to domestic marketing assets held for sale.

    Corporate and Other

    The company expects fourth-quarter corporate expenses to be lower than previously communicated guidance primarily due to favorable foreign currency impacts.

    The company's debt balance is expected to be approximately $27.1 billion at the end of the year. The number of weighted-average diluted shares outstanding during the fourth quarter is expected to be approximately 1,673 million. The company anticipates spending for the 2006 capital program to be approximately $16.5 billion.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. The statements in this update are based on activity from operations for the first two months of the fourth quarter of 2006 and include estimated results for December and, as such, are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which will be reported in the company's earnings release for the fourth quarter of 2006 on January 24, 2007, may differ materially from the estimates given in this update.

    Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; lack of exploration success; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "includes Syncrude," that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.


    CONTACT: ConocoPhillips